UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. )*

Chinook Therapeutics, Inc.
(Name of Issuer)
Common Stock, par value $0.0001 per share
(Title of Class of Securities)
16961L106
(Cusip Number)
Hannah E. Dunn Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111 (415) 421-2132
(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications)
August 2, 2023
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [   ].
Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Section 240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on following pages)
Page 1 of 45 Pages
Exhibit Index Found on Page 36

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,244,600 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,244,600 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,244,600 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 2 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,624,700 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,624,700 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,624,700 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.3% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 3 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 485,200 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 485,200 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 485,200 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 4 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 144,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 144,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 144,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 5 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 231,600 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 231,600 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 231,600 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 6 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,624,400 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,624,400 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,624,400 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 7 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 196,500 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 196,500 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 196,500 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 8 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Farallon Capital F5 Master I, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 559,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 559,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 559,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8% [1]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 9 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,551,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,551,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,551,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.1% [1]
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 10 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 231,600 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 231,600 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 231,600 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% [1]
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 11 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Farallon F5 (GP), L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 559,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 559,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 559,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8% [1]
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 12 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Joshua J. Dapice
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 13 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 14 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Hannah E. Dunn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 15 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 16 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Varun N. Gehani
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 17 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Nicolas Giauque
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 18 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS David T. Kim
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 19 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 20 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 21 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 22 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Edric C. Saito
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 23 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS William Seybold
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 24 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Daniel S. Short
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 25 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 26 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS John R. Warren
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 07,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 27 of 45 Pages

13D
CUSIP No. 16961L106

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing acquired an aggregate of 7,110,000 Shares (as defined in Item 1), representing 9.9% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [1]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,110,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,110,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,110,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.9% [1]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 On August 2, 2023, the date of the event which requires the filing of this Statement, certain Reporting Persons acquired shares of common stock of the issuer, as a result of which the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the class of common stock then outstanding.  Rows 7 through 13 of the cover page for each Reporting Person report beneficial ownership of common stock acquired through August 10, 2023.  As described in the Preliminary Note and reported in Item 5(e), the issuer was acquired by Novartis AG on August 11, 2023.  Accordingly, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of any shares of common stock of the issuer.

Page 28 of 45 Pages

Preliminary Note

On August 2, 2023, the Reporting Persons in the aggregate acquired beneficial ownership of more than 5% of the Shares then outstanding.  As reported by the Company on its Form 8-K filed with the SEC on August 11, 2023 (the “Company 8-K”), on such date the Company and Novartis AG (“Novartis”) closed their merger transaction (the “Novartis Merger”), as a result of which each outstanding Share was automatically converted into the right to receive the merger consideration described in the Company 8-K and the Company became a wholly-owned subsidiary of Novartis.  Accordingly, as of August 11, 2023, the Reporting Persons ceased to have beneficial ownership of any Shares.  See Item 5(e) below.  Capitalized terms used in this Preliminary Note without definitions have the meanings ascribed to them below.

Item 1. Security and Issuer

This statement relates to shares of common stock, par value $0.0001 per share (the “Shares”), of Chinook Therapeutics, Inc. (the “Company”).  The principal executive office of the Company is 400 Fairview Avenue North, Suite 900, Seattle, WA 98109.

Item 2.	Identity and Background

(a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”
The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;
(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it;

(v)	Four Crossings Institutional Partners V, L.P., a Delaware limited partnership (“FCIP V”), with respect to the Shares held by it;

(vi)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it;

(vii)	Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the Shares held by it; and

(viii)	Farallon Capital F5 Master I, L.P., a Cayman Islands exempted limited partnership (“F5MI”), with respect to the Shares held by it.

FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, FCAMI and F5MI are together referred to herein as the “Farallon Funds.”

The Farallon General Partner

(ix)
Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is (i) the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, and (ii) the sole member of the FCIP V General Partner (as defined below), with respect to the Shares held by each of the Farallon Funds other than F5MI.

Page 29 of 45 Pages

The FCIP V General Partner

(x)	Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the “FCIP V General Partner”), which is the general partner of FCIP V, with respect to the Shares held by FCIP V.

The F5MI General Partner

(xi)	Farallon F5 (GP), L.L.C., a Delaware limited liability company (the “F5MI General Partner”), which is the general partner of F5MI, with respect to the Shares held by F5MI.

The Farallon Individual Reporting Persons
(xii)
The following persons, each of whom is a managing member or senior managing member, as the case may be, of the Farallon General Partner, and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, with respect to the Shares held by the Farallon Funds: Joshua J. Dapice (“Dapice”); Philip D. Dreyfuss (“Dreyfuss”); Hannah E. Dunn (“Dunn”); Richard B. Fried (“Fried”); Varun N. Gehani (“Gehani”); Nicolas Giauque (“Giauque”); David T. Kim (“Kim”); Michael G. Linn (“Linn”); Rajiv A. Patel (“Patel”); Thomas G. Roberts, Jr. (“Roberts”); Edric C. Saito (“Saito”); William Seybold (“Seybold”); Daniel S. Short (“Short”); Andrew J. M. Spokes (“Spokes”); John R. Warren (“Warren”); and Mark C. Wehrly (“Wehrly”).

Dapice, Dreyfuss, Dunn, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”
(b)       The address of the principal business office of (i) each of the Farallon Funds is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111, and (ii) each of the FCIP V General Partner, the F5MI General Partner and the Farallon Individual Reporting Persons is set forth in Annex 1 hereto.
(c)       The principal business of each of the Farallon Funds is that of a private investment entity engaging in the purchase and sale of investments for its own account. The principal business of the Farallon General Partner is to act as the general partner of investment partnerships, including FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, and as the sole member of general partners of investment partnerships, including the FCIP V General Partner.  The principal business of the FCIP V General Partner is to act as the general partner of FCIP V.  The principal business of the F5MI General Partner is to act as the general partner of F5MI.  The principal business of each of the Farallon Individual Reporting Persons is set forth in Annex 1 hereto.
(d)       None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)       None of the Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Page 30 of 45 Pages

(f)       The jurisdiction of organization of each of the Farallon Funds, the Farallon General Partner, the FCIP V General Partner and the F5MI General Partner is set forth above. Each of the Farallon Individual Reporting Persons, other than Giauque and Spokes, is a citizen of the United States.  Giauque is a citizen of France.  Spokes is a citizen of the United Kingdom.

The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3. Source and Amount of Funds or Other Consideration

The approximate net investment cost (excluding commissions) for the Shares held by each of the Farallon Funds as of August 10, 2023 is set forth below:

Entity	Number of Shares	Approx. Net Investment Cost
FCP	1,244,600	$49,285,075
FCIP	1,624,700	$64,526,683
FCIP II	485,200	$19,222,940
FCIP III	144,000	$5,677,689
FCIP V	231,600	$9,165,092
FCOI II	2,624,400	$104,095,122
FCAMI	196,500	$7,767,013
F5MI	559,000	$22,142,985

		$281,882,599

The consideration for such acquisitions was obtained from working capital and/or from borrowings pursuant to margin accounts maintained by the Farallon Funds with one or more brokers in the ordinary course of business.  Such margin accounts from time to time may have debit balances secured by Shares. Since other securities may be held in such margin accounts, it may not be possible to determine the amount, if any, of margin borrowings used to acquire the Shares.

Item 4. Purpose of Transaction

The purpose of the acquisition of the Shares was for investment prior to and in anticipation of the Novartis Merger.  Other than disposing of all of the Reporting Persons’ Shares in the Novartis Merger, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in subparagraphs (a) - (j) of Item 4 of Schedule 13D.

As reported in the Company 8-K, the Novartis Merger closed on August 11, 2023.  Accordingly, as of such date the Reporting Persons ceased to have beneficial ownership of any Shares.

Item 5. Interest in Securities of the Issuer
The Farallon Funds

(a),(b)
The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Fund is incorporated herein by reference for each such Farallon Fund.  The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 71,804,977 Shares outstanding as of August 4, 2023, as reported by the Company in its Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2023.

(c)
The dates, number of Shares involved and the price per Share (excluding commissions) for all transactions in the Shares by the Farallon Funds in the past 60 days are set forth on Schedules A-H hereto and are incorporated herein by reference.

(d)
The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by each of the Farallon Funds other than F5MI.  The FCIP V General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by FCIP V.  The F5MI General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by F5MI.  Each of the Farallon Individual Reporting Persons is a managing member or senior managing member, as the case may be, of the Farallon General Partner and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner.

(e)	As reported in the Company 8-K, the Novartis Merger closed on August 11, 2023. Accordingly, as of such date the Reporting Persons ceased to have beneficial ownership of any Shares.
Page 31 of 45 Pages

The Farallon General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

(c) None.

(d)
The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by each of the Farallon Funds other than F5MI.  Each of the Farallon Individual Reporting Persons is a managing member or senior managing member, as the case may be, of the Farallon General Partner.

(e)	As reported in the Company 8-K, the Novartis Merger closed on August 11, 2023. Accordingly, as of such date the Reporting Persons ceased to have beneficial ownership of any Shares.

The FCIP V General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the FCIP V General Partner is incorporated herein by reference.

(c) None.

(d)
The FCIP V General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by FCIP V.  Each of the Farallon Individual Reporting Persons is a manager or senior manager, as the case may be, of the FCIP V General Partner.

(e)	As reported in the Company 8-K, the Novartis Merger closed on August 11, 2023. Accordingly, as of such date the Reporting Persons ceased to have beneficial ownership of any Shares.

The F5MI General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the F5MI General Partner is incorporated herein by reference.

(c) None.

(d)
The F5MI General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by F5MI.  Each of the Farallon Individual Reporting Persons is a manager or senior manager, as the case may be, of the F5MI General Partner.

(e)	As reported in the Company 8-K, the Novartis Merger closed on August 11, 2023. Accordingly, as of such date the Reporting Persons ceased to have beneficial ownership of any Shares.

Page 32 of 45 Pages

The Farallon Individual Reporting Persons

(a),(b)     The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

(c) None.

(d)
The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by each of the Farallon Funds other than F5MI.  The FCIP V General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by FCIP V.  The F5MI General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, the Shares held by F5MI.  Each of the Farallon Individual Reporting Persons is a managing member or senior managing member, as the case may be, of the Farallon General Partner and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner.

(e)	As reported in the Company 8-K, the Novartis Merger closed on August 11, 2023. Accordingly, as of such date the Reporting Persons ceased to have beneficial ownership of any Shares.

The Shares reported hereby for the Farallon Funds are beneficially owned by the Farallon Funds. The Farallon General Partner, as general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI and the sole member of the FCIP V General Partner, may be deemed to be a beneficial owner of all such Shares beneficially owned by the Farallon Funds other than F5MI. The FCIP V General Partner, as general partner of FCIP V, may be deemed to be a beneficial owner of all such Shares beneficially owned by FCIP V. The F5MI General Partner, as general partner of F5MI, may be deemed to be a beneficial owner of all such Shares beneficially owned by F5MI.  Each of the Farallon Individual Reporting Persons, as a managing member or senior managing member, as the case may be, of the Farallon General Partner and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, in each case with the power to exercise investment discretion, may be deemed to be a beneficial owner of all such Shares beneficially owned by the Farallon Funds.  Each of the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to the transfer or voting of any securities of the Company, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7. Materials to be Filed as Exhibits

There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Page 33 of 45 Pages

SIGNATURES
After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.
Dated:  August 11, 2023
/s/ Hannah E. Dunn
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Hannah E. Dunn, Managing Member

/s/ Hannah E. Dunn
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By Hannah E. Dunn, Manager

/s/ Hannah E. Dunn
FARALLON F5 (GP), L.L.C.
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By Hannah E. Dunn, Manager

/s/ Hannah E. Dunn

Hannah E. Dunn, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Dapice, Dreyfuss, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes, Warren and Wehrly authorizing Dunn to sign and file this Schedule 13D on his behalf, which were filed as exhibits to the Schedule 13G filed with the SEC on January 31, 2023 by such Reporting Persons with respect to the Class A Ordinary Shares of ARYA Sciences Acquisition Corp IV, are hereby incorporated by reference.

Page 34 of 45 Pages

ANNEX 1
Set forth below with respect to each of the Farallon General Partner, the FCIP V General Partner and the F5MI General Partner is the following information: (a) name; (b) business address; (c) principal business; (d) state of organization; and (e) controlling persons.  Set forth below with respect to each managing member of the Farallon General Partner is the following information: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.	Farallon General Partner

(a)	Farallon Partners, L.L.C.
(b)	One Maritime Plaza, Suite 2100 San Francisco, California 94111
(c)	Serves as the general partner of various investment partnerships and as the sole member of various general partners of investment partnerships
(d)	Delaware limited liability company
(e)
Managing Members: Andrew J.M. Spokes, Senior Managing Member; and Richard Bollini, Colby Clark, Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, Cameron Hillyer, David T. Kim, Michael G. Linn, Rajiv A. Patel, David A. Posner, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Matthew Trentini, John R. Warren and Mark C. Wehrly, Managing Members.

2.	FCIP V General Partner

(a)	Farallon Institutional (GP) V, L.L.C.
(b)	One Maritime Plaza, Suite 2100 San Francisco, California 94111
(c)	Serves as the general partner of Four Crossings Institutional Partners V, L.P.
(d)	Delaware limited liability company
(e)
Managers: Andrew J.M. Spokes, Senior Manager; and Richard Bollini, Colby Clark, Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, Cameron Hillyer, David T. Kim, Michael G. Linn, Rajiv A. Patel, David A. Posner, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Matthew Trentini, John R. Warren and Mark C. Wehrly, Managers.

3.	F5MI General Partner

(a)	Farallon F5 (GP), L.L.C.
(b)	One Maritime Plaza, Suite 2100 San Francisco, California 94111
(c)	Serves as the general partner of Farallon Capital F5 Master I, L.P.
(d)	Delaware limited liability company
(e)
Managers: Andrew J.M. Spokes, Senior Manager; and Richard Bollini, Colby Clark, Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, Cameron Hillyer, David T. Kim, Michael G. Linn, Rajiv A. Patel, David A. Posner, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Matthew Trentini, John R. Warren and Mark C. Wehrly, Managers.

5.	Managing Members of the Farallon General Partner
(a)
Andrew J.M. Spokes, Senior Managing Member; and Richard Bollini, Colby Clark, Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, Cameron Hillyer, David T. Kim, Michael G. Linn, Rajiv A. Patel, David A. Posner, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Matthew Trentini, John R. Warren and Mark C. Wehrly, Managing Members.

(b)	c/o Farallon Partners, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111
(c)
The principal occupation of Andrew J.M. Spokes is serving as Senior Managing Member of the Farallon General Partner and Farallon Capital Management, L.L.C. The principal occupation of each other Managing Member of the Farallon General Partner is serving as a Managing Member of each of the Farallon General Partner and Farallon Capital Management, L.L.C.

(d)
Each of the Managing Members of the Farallon General Partner, other than Andrew J.M. Spokes, Nicolas Giauque and Cameron Hillyer, is a citizen of the United States. Mr. Spokes is a citizen of the United Kingdom.  Mr. Giauque is a citizen of France. Mr. Hillyer is a citizen of Australia.

None of the Farallon General Partner and its Managing Members has any additional information to disclose with respect to Items 2-6 of this Schedule 13D that is not otherwise disclosed in this Schedule 13D.

Page 35 of 45 Pages

EXHIBIT INDEX

1.	Joint Acquisition Statement Pursuant to Section 240.13d-1(k), dated August 11, 2023

Page 36 of 45 Pages

EXHIBIT 1
to
SCHEDULE 13D

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: August 11, 2023

/s/ Hannah E. Dunn
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Hannah E. Dunn, Managing Member

/s/ Hannah E. Dunn
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By Hannah E. Dunn, Manager

/s/ Hannah E. Dunn
FARALLON F5 (GP), L.L.C.
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By Hannah E. Dunn, Manager

/s/ Hannah E. Dunn

Hannah E. Dunn, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

Page 37 of 45 Pages

SCHEDULE A

FARALLON CAPITAL PARTNERS, L.P.

This Schedule sets forth information with respect to each transaction in Shares effectuated by the Reporting Person during the past sixty days.  Unless otherwise indicated, all transactions were effectuated in the open market through a broker. As reported in the Company 8-K, at the effective time of the Novartis Merger on August 11, 2023, each outstanding Share was automatically converted into the right to receive the merger consideration described in the Company 8-K.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
6/12/2023	29,200 (P)	$37.88
6/12/2023	29,200 (P)	$37.96
6/14/2023	15,500 (P)	$37.80
6/16/2023	18,800 (P)	$37.91
6/16/2023	30,100 (P)	$37.91
6/16/2023	10,400 (P)	$37.98
6/20/2023	29,900 (P)	$37.89
6/21/2023	12,300 (P)	$38.35
6/22/2023	25,000 (P)	$38.27
6/23/2023	32,200 (P)	$38.25
6/23/2023	5,900 (P)	$38.25
6/27/2023	19,600 (P)	$38.50
6/28/2023	11,800 (P)	$38.74
6/29/2023	11,700 (P)	$38.65
6/30/2023	14,100 (P)	$38.58
7/5/2023	14,600 (P)	$38.58
7/10/2023	5,400 (P)	$38.95
7/11/2023	17,300 (P)	$39.16
7/12/2023	17,100 (P)	$39.10
7/13/2023	4,200 (P)	$39.20
7/13/2023	10,400 (P)	$39.12
7/14/2023	3,000 (P)	$39.10
7/14/2023	10,700 (P)	$39.10
7/14/2023	1,100 (P)	$39.15
7/17/2023	5,700 (P)	$39.38
7/18/2023	21,700 (P)	$39.40
7/18/2023	2,100 (P)	$39.43
7/20/2023	21,800 (P)	$39.13
7/24/2023	12,100 (P)	$39.13
7/24/2023	6,900 (P)	$38.99
7/25/2023	6,500 (P)	$39.14
7/26/2023	12,500 (P)	$39.02
7/27/2023	8,400 (P)	$39.00
7/28/2023	8,200 (P)	$39.05
8/1/2023	7,300 (P)	$40.27
8/1/2023	32,600 (P)	$40.27
8/1/2023	41,400 (P)	$40.38
8/2/2023	212,400 (P)	$40.28
8/2/2023	3,400 (P)	$40.31
8/3/2023	87,800 (P)	$40.26
8/7/2023	105,300 (P)	$40.32
8/8/2023	41,900 (P)	$40.30
8/9/2023	128,000 (P)	$40.29
8/10/2023	99,100 (P)	$40.30

Page 38 of 45 Pages

SCHEDULE B

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

This Schedule sets forth information with respect to each transaction in Shares effectuated by the Reporting Person during the past sixty days.  Unless otherwise indicated, all transactions were effectuated in the open market through a broker. As reported in the Company 8-K, at the effective time of the Novartis Merger on August 11, 2023, each outstanding Share was automatically converted into the right to receive the merger consideration described in the Company 8-K.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
6/12/2023	24,200 (P)	$37.88
6/12/2023	24,200 (P)	$37.96
6/14/2023	16,000 (P)	$37.80
6/16/2023	19,500 (P)	$37.91
6/16/2023	31,100 (P)	$37.91
6/16/2023	10,700 (P)	$37.98
6/20/2023	31,100 (P)	$37.89
6/21/2023	12,300 (P)	$38.35
6/22/2023	23,000 (P)	$38.27
6/23/2023	28,400 (P)	$38.25
6/23/2023	5,200 (P)	$38.25
6/27/2023	21,400 (P)	$38.50
6/28/2023	14,000 (P)	$38.74
6/29/2023	14,700 (P)	$38.65
6/30/2023	17,300 (P)	$38.58
7/5/2023	18,500 (P)	$38.58
7/10/2023	6,900 (P)	$38.95
7/11/2023	23,700 (P)	$39.16
7/12/2023	24,100 (P)	$39.10
7/13/2023	5,800 (P)	$39.20
7/13/2023	14,400 (P)	$39.12
7/14/2023	4,200 (P)	$39.10
7/14/2023	15,200 (P)	$39.10
7/14/2023	1,600 (P)	$39.15
7/17/2023	7,500 (P)	$39.38
7/18/2023	30,500 (P)	$39.40
7/18/2023	3,000 (P)	$39.43
7/20/2023	30,600 (P)	$39.13
7/24/2023	16,100 (P)	$39.13
7/24/2023	9,200 (P)	$38.99
7/25/2023	9,500 (P)	$39.14
7/26/2023	18,000 (P)	$39.02
7/27/2023	11,300 (P)	$39.00
7/28/2023	12,400 (P)	$39.05
8/1/2023	11,300 (P)	$40.27
8/1/2023	50,100 (P)	$40.27
8/1/2023	63,600 (P)	$40.38
8/2/2023	306,000 (P)	$40.28
8/2/2023	4,900 (P)	$40.31
8/3/2023	116,000 (P)	$40.26
8/7/2023	147,400 (P)	$40.32
8/8/2023	59,700 (P)	$40.30
8/9/2023	176,600 (P)	$40.29
8/10/2023	133,500 (P)	$40.30

Page 39 of 45 Pages

SCHEDULE C

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

This Schedule sets forth information with respect to each transaction in Shares effectuated by the Reporting Person during the past sixty days.  Unless otherwise indicated, all transactions were effectuated in the open market through a broker. As reported in the Company 8-K, at the effective time of the Novartis Merger on August 11, 2023, each outstanding Share was automatically converted into the right to receive the merger consideration described in the Company 8-K.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
6/12/2023	9,800 (P)	$37.88
6/12/2023	9,800 (P)	$37.96
6/14/2023	6,400 (P)	$37.80
6/16/2023	7,600 (P)	$37.91
6/16/2023	12,000 (P)	$37.91
6/16/2023	4,200 (P)	$37.98
6/20/2023	12,100 (P)	$37.89
6/21/2023	4,700 (P)	$38.35
6/22/2023	8,600 (P)	$38.27
6/23/2023	10,800 (P)	$38.25
6/23/2023	2,000 (P)	$38.25
6/27/2023	6,800 (P)	$38.50
6/28/2023	4,200 (P)	$38.74
6/29/2023	4,300 (P)	$38.65
6/30/2023	5,000 (P)	$38.58
7/5/2023	5,400 (P)	$38.58
7/10/2023	2,000 (P)	$38.95
7/11/2023	7,500 (P)	$39.16
7/12/2023	7,400 (P)	$39.10
7/13/2023	1,800 (P)	$39.20
7/13/2023	4,500 (P)	$39.12
7/14/2023	1,300 (P)	$39.10
7/14/2023	4,700 (P)	$39.10
7/14/2023	500 (P)	$39.15
7/17/2023	2,400 (P)	$39.38
7/18/2023	9,400 (P)	$39.40
7/18/2023	900 (P)	$39.43
7/20/2023	8,800 (P)	$39.13
7/24/2023	4,800 (P)	$39.13
7/24/2023	2,700 (P)	$38.99
7/25/2023	2,600 (P)	$39.14
7/26/2023	5,000 (P)	$39.02
7/27/2023	3,300 (P)	$39.00
7/28/2023	3,400 (P)	$39.05
8/1/2023	3,100 (P)	$40.27
8/1/2023	13,800 (P)	$40.27
8/1/2023	17,500 (P)	$40.38
8/2/2023	85,400 (P)	$40.28
8/2/2023	1,400 (P)	$40.31
8/3/2023	32,600 (P)	$40.26
8/7/2023	41,000 (P)	$40.32
8/8/2023	16,800 (P)	$40.30
8/9/2023	49,500 (P)	$40.29
8/10/2023	37,400 (P)	$40.30

Page 40 of 45 Pages

SCHEDULE D

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

This Schedule sets forth information with respect to each transaction in Shares effectuated by the Reporting Person during the past sixty days.  Unless otherwise indicated, all transactions were effectuated in the open market through a broker. As reported in the Company 8-K, at the effective time of the Novartis Merger on August 11, 2023, each outstanding Share was automatically converted into the right to receive the merger consideration described in the Company 8-K.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
6/12/2023	4,100 (P)	$37.88
6/12/2023	4,100 (P)	$37.96
6/14/2023	2,600 (P)	$37.80
6/16/2023	3,100 (P)	$37.91
6/16/2023	4,900 (P)	$37.91
6/16/2023	1,700 (P)	$37.98
6/20/2023	4,900 (P)	$37.89
6/21/2023	2,000 (P)	$38.35
6/22/2023	3,600 (P)	$38.27
6/23/2023	4,400 (P)	$38.25
6/23/2023	800 (P)	$38.25
6/27/2023	2,800 (P)	$38.50
6/28/2023	1,800 (P)	$38.74
6/29/2023	1,900 (P)	$38.65
6/30/2023	2,300 (P)	$38.58
7/5/2023	1,300 (P)	$38.58
7/10/2023	500 (P)	$38.95
7/11/2023	2,000 (P)	$39.16
7/12/2023	2,100 (P)	$39.10
7/13/2023	500 (P)	$39.20
7/13/2023	1,200 (P)	$39.12
7/14/2023	300 (P)	$39.10
7/14/2023	1,200 (P)	$39.10
7/14/2023	100 (P)	$39.15
7/17/2023	600 (P)	$39.38
7/18/2023	2,600 (P)	$39.40
7/18/2023	200 (P)	$39.43
7/20/2023	2,700 (P)	$39.13
7/24/2023	1,600 (P)	$39.13
7/24/2023	900 (P)	$38.99
7/25/2023	900 (P)	$39.14
7/26/2023	1,800 (P)	$39.02
7/27/2023	1,300 (P)	$39.00
7/28/2023	1,400 (P)	$39.05
8/1/2023	1,300 (P)	$40.27
8/1/2023	5,700 (P)	$40.27
8/1/2023	7,200 (P)	$40.38
8/2/2023	18,500 (P)	$40.28
8/2/2023	300 (P)	$40.31
8/3/2023	7,200 (P)	$40.26
8/7/2023	9,800 (P)	$40.32
8/8/2023	4,100 (P)	$40.30
8/9/2023	12,300 (P)	$40.29
8/10/2023	9,400 (P)	$40.30

Page 41 of 45 Pages

SCHEDULE E

FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.

This Schedule sets forth information with respect to each transaction in Shares effectuated by the Reporting Person during the past sixty days.  Unless otherwise indicated, all transactions were effectuated in the open market through a broker. As reported in the Company 8-K, at the effective time of the Novartis Merger on August 11, 2023, each outstanding Share was automatically converted into the right to receive the merger consideration described in the Company 8-K.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
6/12/2023	5,300 (P)	$37.88
6/12/2023	5,300 (P)	$37.96
6/14/2023	3,400 (P)	$37.80
6/16/2023	4,100 (P)	$37.91
6/16/2023	6,600 (P)	$37.91
6/16/2023	2,300 (P)	$37.98
6/20/2023	6,600 (P)	$37.89
6/21/2023	2,600 (P)	$38.35
6/22/2023	4,800 (P)	$38.27
6/23/2023	6,000 (P)	$38.25
6/23/2023	1,100 (P)	$38.25
6/27/2023	3,800 (P)	$38.50
6/28/2023	2,400 (P)	$38.74
6/29/2023	2,500 (P)	$38.65
6/30/2023	3,000 (P)	$38.58
7/5/2023	2,000 (P)	$38.58
7/10/2023	600 (P)	$38.95
7/11/2023	2,900 (P)	$39.16
7/12/2023	2,900 (P)	$39.10
7/13/2023	700 (P)	$39.20
7/13/2023	1,700 (P)	$39.12
7/14/2023	500 (P)	$39.10
7/14/2023	1,700 (P)	$39.10
7/14/2023	200 (P)	$39.15
7/17/2023	900 (P)	$39.38
7/18/2023	3,600 (P)	$39.40
7/18/2023	300 (P)	$39.43
7/20/2023	3,800 (P)	$39.13
7/24/2023	2,200 (P)	$39.13
7/24/2023	1,300 (P)	$38.99
7/25/2023	1,200 (P)	$39.14
7/26/2023	2,300 (P)	$39.02
7/27/2023	1,500 (P)	$39.00
7/28/2023	1,500 (P)	$39.05
8/1/2023	1,400 (P)	$40.27
8/1/2023	6,200 (P)	$40.27
8/1/2023	7,900 (P)	$40.38
8/2/2023	39,200 (P)	$40.28
8/2/2023	600 (P)	$40.31
8/3/2023	15,400 (P)	$40.26
8/7/2023	19,500 (P)	$40.32
8/8/2023	8,000 (P)	$40.30
8/9/2023	23,700 (P)	$40.29
8/10/2023	18,100 (P)	$40.30

Page 42 of 45 Pages

SCHEDULE F

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

This Schedule sets forth information with respect to each transaction in Shares effectuated by the Reporting Person during the past sixty days.  Unless otherwise indicated, all transactions were effectuated in the open market through a broker. As reported in the Company 8-K, at the effective time of the Novartis Merger on August 11, 2023, each outstanding Share was automatically converted into the right to receive the merger consideration described in the Company 8-K.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
6/12/2023	45,100 (P)	$37.88
6/12/2023	45,000 (P)	$37.96
6/14/2023	26,400 (P)	$37.80
6/16/2023	34,400 (P)	$37.91
6/16/2023	55,300 (P)	$37.91
6/16/2023	18,800 (P)	$37.98
6/20/2023	55,500 (P)	$37.89
6/21/2023	23,100 (P)	$38.35
6/22/2023	49,400 (P)	$38.27
6/23/2023	63,300 (P)	$38.25
6/23/2023	11,400 (P)	$38.25
6/27/2023	38,300 (P)	$38.50
6/28/2023	23,200 (P)	$38.74
6/29/2023	22,700 (P)	$38.65
6/30/2023	27,800 (P)	$38.58
7/5/2023	29,000 (P)	$38.58
7/10/2023	11,200 (P)	$38.95
7/11/2023	36,300 (P)	$39.16
7/12/2023	37,700 (P)	$39.10
7/13/2023	9,400 (P)	$39.20
7/13/2023	23,000 (P)	$39.12
7/14/2023	6,725 (P)	$39.10
7/14/2023	24,600 (P)	$39.10
7/14/2023	2,387 (P)	$39.15
7/17/2023	12,788 (P)	$39.38
7/18/2023	50,289 (P)	$39.40
7/18/2023	5,011 (P)	$39.43
7/20/2023	48,700 (P)	$39.13
7/24/2023	26,562 (P)	$39.13
7/24/2023	15,152 (P)	$38.99
7/25/2023	14,286 (P)	$39.14
7/26/2023	27,900 (P)	$39.02
7/27/2023	18,900 (P)	$39.00
7/28/2023	18,100 (P)	$39.05
8/1/2023	16,200 (P)	$40.27
8/1/2023	71,900 (P)	$40.27
8/1/2023	91,395 (P)	$40.38
8/2/2023	462,205 (P)	$40.28
8/2/2023	7,400 (P)	$40.31
8/3/2023	189,600 (P)	$40.26
8/7/2023	233,600 (P)	$40.32
8/8/2023	93,700 (P)	$40.30
8/9/2023	282,600 (P)	$40.29
8/10/2023	218,100 (P)	$40.30

Page 43 of 45 Pages

SCHEDULE G

FARALLON CAPITAL (AM) INVESTORS, L.P.

This Schedule sets forth information with respect to each transaction in Shares effectuated by the Reporting Person during the past sixty days.  Unless otherwise indicated, all transactions were effectuated in the open market through a broker. As reported in the Company 8-K, at the effective time of the Novartis Merger on August 11, 2023, each outstanding Share was automatically converted into the right to receive the merger consideration described in the Company 8-K.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
6/12/2023	3,700 (P)	$37.88
6/12/2023	3,700 (P)	$37.96
6/14/2023	3,200 (P)	$37.80
6/16/2023	4,000 (P)	$37.91
6/16/2023	6,400 (P)	$37.91
6/16/2023	2,200 (P)	$37.98
6/20/2023	6,000 (P)	$37.89
6/21/2023	2,400 (P)	$38.35
6/22/2023	4,700 (P)	$38.27
6/23/2023	6,000 (P)	$38.25
6/23/2023	1,100 (P)	$38.25
6/27/2023	3,600 (P)	$38.50
6/28/2023	2,200 (P)	$38.74
6/29/2023	2,100 (P)	$38.65
6/30/2023	2,500 (P)	$38.58
7/5/2023	2,600 (P)	$38.58
7/10/2023	900 (P)	$38.95
7/11/2023	2,600 (P)	$39.16
7/12/2023	2,600 (P)	$39.10
7/13/2023	600 (P)	$39.20
7/13/2023	1,600 (P)	$39.12
7/14/2023	500 (P)	$39.10
7/14/2023	1,600 (P)	$39.10
7/14/2023	200 (P)	$39.15
7/17/2023	800 (P)	$39.38
7/18/2023	3,300 (P)	$39.40
7/18/2023	300 (P)	$39.43
7/20/2023	3,200 (P)	$39.13
7/24/2023	1,800 (P)	$39.13
7/24/2023	1,000 (P)	$38.99
7/25/2023	1,000 (P)	$39.14
7/26/2023	1,800 (P)	$39.02
7/27/2023	1,300 (P)	$39.00
7/28/2023	1,200 (P)	$39.05
8/1/2023	1,100 (P)	$40.27
8/1/2023	5,000 (P)	$40.27
8/1/2023	6,300 (P)	$40.38
8/2/2023	31,900 (P)	$40.28
8/2/2023	500 (P)	$40.31
8/3/2023	12,800 (P)	$40.26
8/7/2023	15,700 (P)	$40.32
8/8/2023	6,400 (P)	$40.30
8/9/2023	19,300 (P)	$40.29
8/10/2023	14,800 (P)	$40.30

Page 44 of 45 Pages

SCHEDULE H

FARALLON CAPITAL F5 MASTER, L.P.

This Schedule sets forth information with respect to each transaction in Shares effectuated by the Reporting Person during the past sixty days.  Unless otherwise indicated, all transactions were effectuated in the open market through a broker. As reported in the Company 8-K, at the effective time of the Novartis Merger on August 11, 2023, each outstanding Share was automatically converted into the right to receive the merger consideration described in the Company 8-K.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
6/12/2023	11,100 (P)	$37.88
6/12/2023	11,200 (P)	$37.96
6/14/2023	6,500 (P)	$37.80
6/16/2023	8,500 (P)	$37.91
6/16/2023	13,600 (P)	$37.91
6/16/2023	4,700 (P)	$37.98
6/20/2023	13,900 (P)	$37.89
6/21/2023	5,600 (P)	$38.35
6/22/2023	10,900 (P)	$38.27
6/23/2023	13,900 (P)	$38.25
6/23/2023	2,500 (P)	$38.25
6/27/2023	8,700 (P)	$38.50
6/28/2023	5,400 (P)	$38.74
6/29/2023	5,100 (P)	$38.65
6/30/2023	6,000 (P)	$38.58
7/5/2023	6,600 (P)	$38.58
7/10/2023	2,500 (P)	$38.95
7/11/2023	7,700 (P)	$39.16
7/12/2023	8,100 (P)	$39.10
7/13/2023	2,000 (P)	$39.20
7/13/2023	5,000 (P)	$39.12
7/14/2023	1,500 (P)	$39.10
7/14/2023	5,300 (P)	$39.10
7/14/2023	600 (P)	$39.15
7/17/2023	2,800 (P)	$39.38
7/18/2023	1,100 (P)	$39.43
7/18/2023	10,700 (P)	$39.40
7/20/2023	10,400 (P)	$39.13
7/24/2023	5,600 (P)	$39.13
7/24/2023	3,200 (P)	$38.99
7/25/2023	2,900 (P)	$39.14
7/26/2023	5,700 (P)	$39.02
7/27/2023	4,000 (P)	$39.00
7/28/2023	3,800 (P)	$39.05
8/1/2023	3,300 (P)	$40.27
8/1/2023	14,700 (P)	$40.27
8/1/2023	18,700 (P)	$40.38
8/2/2023	95,400 (P)	$40.28
8/2/2023	1,500 (P)	$40.31
8/3/2023	38,600 (P)	$40.26
8/7/2023	47,700 (P)	$40.32
8/8/2023	19,400 (P)	$40.30
8/9/2023	58,000 (P)	$40.29
8/10/2023	44,600 (P)	$40.30

Page 45 of 45 Pages